Exhibit 2.3

THIS SHARE PURCHASE AGREEMENT is made as of the 27th day of March, 2002,

BETWEEN:

           SIDEWARE SYSTEMS INC., a corporation validly subsisting under the laws of the Yukon Territory and having an office at Suite 200 - 304 Jarvis
           Street, Whitehorse, Yukon Territory Y1A 2H2

                                            (the "Vendor")

AND:

           SYD ENTERPRISES LTD., a company validly subsisting under the laws of British Columbia and having an office at Suite 1620 - 777 Dunsmuir Street,
           Vancouver, British Columbia V7Y 1K4

                                            (the "Purchaser")

WHEREAS:


A.         The Purchaser is a wholly owned subsidiary of the Vendor;

B. The Vendor is the recorded and beneficial owner of the Purchased Shares; and

C. The Vendor has agreed to sell and the Purchaser has agreed to buy the Purchased Shares on the terms and conditions set forth in this Agreement.


           NOW THEREFORE WITNESSETH that in consideration of the premises and of the mutual covenants and agreements set forth herein, the parties hereto covenant and agree as follows:


	ARTICLE 1
	DEFINITIONS AND INTERPRETATION


Definitions

1.01 In this Agreement, including the recitals hereto, the following words and phrases shall have the following meanings:

(a) "Chalk.com Holding" means Chalk.com Network (Holding) Corporation, a corporation validly subsisting under the laws of the State of Delaware, USA having its registered office in the State of Delaware c/o Corporation Trust Centre, 1209 Orange Street,
Wilmington, Delaware, USA 19801, County of New Castle;

(b) "Chalk.com Holding Common Shares" means the shares of Common Stock with a par value of $0.0001 in the capital of Chalk.com Holding;

(c) "Effective Date" means the effective date of this Agreement which shall be the day and year first above written;

(d) "INCOME TAX ACT" means the INCOME TAX ACT (Canada), as amended from time to time;

(e) "Purchased Shares" means the 21,925,050 Chalk.com Holding Common Shares to be purchased by the Purchaser and sold by the Vendor in accordance with section 2.01; and

(f) "SYD Common Shares" means the Common Shares without par value in the capital of the Purchaser to be issued to the Vendor in accordance with this Agreement.


Captions and Section Numbers

1.02 The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.


Extended Meanings

1.03 The words "hereof", "herein", "hereunder" and similar expressions used in any clause, paragraph or section of this Agreement shall relate to the whole of this Agreement and not to that clause, paragraph or section only, unless otherwise expressly provided.


Number and Gender

1.04 Whenever the singular or masculine or neuter is used in this Agreement, the same shall be construed to mean the plural or feminine or body corporate where the context of this Agreement or the parties hereto so require.


Section References

1.05 Any reference to a particular "article", "section", "subsection" or other subdivision is to the particular article, section or other subdivision of this Agreement.

Governing Law

1.06 This Agreement and all matters arising hereunder shall be governed by, construed and enforced in accordance with the laws of the Province of British Columbia and all disputes arising under this Agreement shall be referred to the Courts of the Province of British Columbia.


Severability of Clauses

1.07 In the event that any provision of this Agreement or any part thereof is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.


Currency

1.08 All sums of money to be paid or calculated pursuant to this Agreement shall be paid or calculated in currency of the United States of America unless otherwise expressly stated.


        ARTICLE 2
        PURCHASE AND SALE OF PURCHASED SHARES


Purchase and Sale

2.01 Upon the terms and conditions of this Agreement and effective upon the Effective Date, the Vendor hereby sells and the Purchaser purchases 21,925,050 Chalk.com Holding Common Shares free and clear of all liens, charges and encumbrances whatsoever. Forthwith upon execution and delivery of this Agreement, the Vendor shall execute and deliver to the Purchaser a share certificate or share certificates representing the Purchased Shares together with all such stock powers of attorney and/or other documents which may be necessary to transfer the Purchased Shares to the Purchaser.


Purchase Price

2.02 The purchase price payable by the Purchaser to the Vendor for the Purchased Shares shall be $0.09122 per share or $2,000,003 US in the aggregate. The purchase price shall be paid in full by the Purchaser issuing to the Vendor, forthwith following the Effective Date, 2,000,003 SYD Common Shares at an issue price of $1.00 US per SYD Common Share.

Issuance of Share Certificates for SYD Common Shares

2.03 The Purchaser shall, forthwith following the Effective Date, issue to the Vendor a share certificate or share certificates representing 2,000,003 SYD Common Shares duly registered in the name of the Vendor.


        ARTICLE 3
        REPRESENTATIONS AND WARRANTIES OF THE VENDOR


Representations and Warranties

3.01 The Vendor hereby represents and warrants to the Purchaser, with the intent that the Purchaser shall rely thereon in entering into this Agreement and in concluding the transactions contemplated hereby, that:


(a) the Vendor is a corporation duly continued, validly subsisting and in good standing under the laws of the Yukon Territory;

(b) to the best of the knowledge, information and belief of the Vendor, after due enquiry, there is no claim or litigation pending or threatened with respect to the Purchased Shares;

(c) the transactions contemplated by this Agreement have been duly and validly authorized by all requisite corporate proceedings of the Vendor;

(d) the Vendor is not a non-resident of Canada within the meaning of the Income Tax Act;

(e) the Vendor has good and marketable title to the Purchased Shares, free and clear of any mortgage, pledge, deed of trust, lien, conditional sale agreement, encumbrance, security interest, charge or adverse claim whatsoever; and

(f) the performance by the Vendor of this Agreement will not be in violation of any agreement to which the Vendor is a party and will not give any person, firm or corporation any right to terminate or cancel any agreement or any right enjoyed by the Vendor in relation to the Purchased Shares, nor result in the creation nor imposition of any lien, encumbrance or restriction of any nature whatsoever in favour of any third party upon or against the Purchased Shares.

Survival

3.02 The representations and warranties contained in section 3.01 shall survive the completion of the transactions contemplated by this Agreement and shall continue in full force and effect for the benefit of the Purchaser thereafter, notwithstanding any independent enquiry or investigation by the Purchaser.


Indemnity

3.03 The Vendor covenants to indemnify and hold harmless the Purchaser from and against any loss, claims, damages, liability, expenses and costs, including any payment made in good faith in settlement of any claim or potential claim, arising from any of the representations and warranties set forth in section 3.01 being incorrect or breached.


        ARTICLE 4
        REPRESENTATIONS AND WARRANTIES OF THE PURCHASER


Representations and Warranties

4.01 The Purchaser hereby represents and warrants to the Vendor, with the intent that the Vendor shall rely thereon in entering into this Agreement and in concluding the transactions contemplated hereby, that:

(a) the Purchaser is a company duly incorporated, validly subsisting and in good standing under the laws of British Columbia;

(b) the transactions contemplated by this Agreement have been duly and validly authorized by all requisite corporate proceedings of the Purchaser;

(c) the Purchaser has the power, authority and capacity to enter into this Agreement and to carry out the transactions contemplated hereby and this Agreement constitutes a legal, valid and binding obligation of the Purchaser;

(d) as at the Effective Date, the authorized capital of the Purchaser consists of 100,000,000 SYD Common Shares, of which one SYD
Common Share is issued and outstanding and is held by the Vendor.

Survival

4.02 The representations and warranties contained in section 4.01 shall survive the completion of the transactions contemplated by this Agreement and shall continue in full force and effect for the benefit of the Vendor thereafter, notwithstanding any independent enquiry or investigation by the Vendor.


Indemnity

4.03 The Purchaser covenants to indemnify and hold harmless the Vendor from and against any loss, claims, damages, liability, expenses and costs, including any payment made in good faith in settlement of any claim or potential claim, arising from any of the representations and warranties set forth in section 4.01 being incorrect or breached.


        ARTICLE 5
        GENERAL PROVISIONS


Notices

5.01 All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed postage prepaid addressed as follows:

To the Vendor:

       Sideware Systems Inc.
       Suite 200 - 304 Jarvis Street
       Whitehorse, Yukon Territory Y1A 2H2


To the Purchaser:

       SYD Enterprises Ltd.
       Suite 1620 - 777 Dunsmuir Street
       Vancouver, British Columbia V7Y 1K4
or to such other address as may be given in writing by the parties and shall be deemed to have been received, if delivered by hand, on the date of delivery and if mailed as aforesaid to the addresses set out above then on the fifth business day following the posting thereof provided that if there shall be between the time of mailing and the actual receipt of the notice a mail strike, slowdown or other labour dispute which might affect the delivery of the notice by the mails, then the notice shall only be effective if actually delivered.


Time of Essence

5.02 Time is hereby expressly made of the essence of this Agreement with respect to the performance by the parties of their respective obligations under this Agreement.


Binding Effect

5.03 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and assigns.


Entire Agreement

5.04 This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous expectations, understandings, communications, representations and agreements whether verbal or written between the parties with respect to the subject matter hereof.


Further Assurances

5.05 Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments and do such further and other things as may be necessary or desirable to implement and carry out the intent of this Agreement.


Assignment

5.06 None of the parties may assign or transfer their respective rights under this Agreement.

Amendments

5.07 No amendment to this Agreement shall be valid unless it is evidenced by a written agreement executed by all of the parties hereto.


        IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first above written.


SIDEWARE SYSTEMS INC.

Per:    /s/ James L. Speros

        Authorized Signatory




SYD ENTERPRISES LTD.

Per:    /s/ James L. Speros

        Authorized Signatory